Pricing supplement
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 4-I dated April 13, 2023,

underlying supplement no. 1-I dated April 13, 2023 and

prospectus addendum dated June 3, 2024

Registration Statement Nos. 333-270004 and 333-270004-01 Dated June 7, 2024 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments	$615,000 Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares due June 11, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	If the notes are not automatically called, investors will receive uncapped, leveraged exposure of 1.10 times any appreciation of an equally weighted Basket of 10 Reference Shares at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the notes are not automatically called and the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes will be automatically called if the closing level of the Basket is greater than or equal to the Starting Basket Level on the Review Date.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket is comprised of shares of 9 companies and one fund (each, a “Reference Share” and collectively, the “Reference Shares”). The Reference Share, Bloomberg ticker symbol and the relevant exchange for each Reference Share, the Share Weight and the Initial Share Price of each Reference Share are set forth under “The Basket” on page PS-1 of this pricing supplement.
Automatic Call:	On the Review Date, if the closing level of the Basket is greater than or equal to the Starting Basket Level, the notes will be automatically called for a cash payment plus a call premium amount per note that will be payable on the Call Settlement Date.
Call Premium:	If the notes are automatically called, you will receive one payment of $1,000 plus a call premium amount equal to 15.00%.
Payment at Maturity:	If the notes have not been automatically called and the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by the Upside Leverage Factor. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)
If the notes have not been automatically called and the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to 15.00%, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, you will lose 1.17647% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15.00%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + 15.00%) × 1.17647]
If the notes have not been automatically called, you will lose some or all of your principal amount at maturity if the Ending Basket Level is less than the Starting Basket Level by more than 15.00%.
Upside Leverage Factor:	1.10
Buffer Amount:	15.00%
Downside Leverage Factor:	1.17647
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The closing level of the Basket on the Valuation Date
Closing Level of the Basket:

On the Pricing Date, the closing level of the Basket will be set equal to 100. On any subsequent date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Share Return of each Reference Share) × Share Weight of that Reference Share]

Pricing Date:	June 7, 2024
Original Issue Date:	On or about June 12, 2024 (Settlement Date)
Review Date*:	June 20, 2025
Call Settlement Date*:	June 25, 2025
Valuation Date*:	June 8, 2026
Maturity Date*:	June 11, 2026
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Change-in-Law Event Occurs” in this pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$615,000.00	$9,225.00	$605,775.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

The estimated value of the notes, when the terms of the notes were set, was $944.60 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Share Return:	With respect to each Reference Share, on any trading day: (Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	With respect to each Reference Share, the closing price of one share of that Reference Share on the Pricing Date, as specified in “The Basket” below
Final Share Price:	With respect to each Reference Share, on any relevant date, the closing price of one share of that Reference Share on that date
Share Adjustment Factor:	With respect to each Reference Share, the Share Adjustment Factor is referenced in determining the closing price of one share of that Reference Share and was set to 1.0 on the Pricing Date. The Share Adjustment Factor of each Reference Share is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Share. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” and “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
CUSIP:	48135NEJ1

The Basket

Reference Share		Bloomberg Ticker Symbol	Relevant Exchange	Share Weight	Initial Share Price
Quanta Services, Inc.	Common stock, par value $0.00001 per share	PWR UN	New York Stock Exchange	10.00%	$269.32
Hubbell Incorporated	Common stock, par value $0.01 per share	HUBB UN	New York Stock Exchange	10.00%	$366.68
Eaton Corporation plc	Ordinary shares, par value $0.01 per share	ETN UN	New York Stock Exchange	10.00%	$314.83
Vertiv Holdings Co	Class A common stock, par value $0.0001 per share	VRT UN	New York Stock Exchange	10.00%	$87.68
Super Micro Computer, Inc.	Common stock, par value $0.001 per share	SMCI UW	Nasdaq Global Select Market	10.00%	$769.11
NextEra Energy, Inc.	Common stock, par value $0.01 per share	NEE UN	New York Stock Exchange	10.00%	$75.39
Constellation Energy Corporation	Common stock, no par value	CEG UW	Nasdaq Stock Market LLC	10.00%	$198.00
Cameco Corporation	Common shares, no par value	CCJ UN	New York Stock Exchange	10.00%	$53.40
Freeport-McMoRan Inc.	Common stock, par value $0.10 per share	FCX UN	New York Stock Exchange	10.00%	$49.27
Global X Uranium ETF (the “Fund”)		URA UP	Nasdaq Global Select Market	10.00%	$29.96

JPMorgan Structured Investments —	PS- 1
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a hypothetical Starting Basket Level of 100.00 and reflects the call premium of 15.00%, the Upside Leverage Factor of 1.10, the Buffer Amount of 15.00% and the Downside Leverage Factor of 1.17647. The hypothetical Starting Basket Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Basket Level. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Review Date			The notes are not automatically called.
Closing Level of the Basket on the Review Date	Appreciation/ Depreciation of Basket on Review Date	Total Return on Call Settlement Date	Ending Basket Level	Basket Return	Total Return
160.00	60.00%	15.00%	160.00	60.00%	66.00000%
150.00	50.00%	15.00%	150.00	50.00%	55.00000%
140.00	40.00%	15.00%	140.00	40.00%	44.00000%
130.00	30.00%	15.00%	130.00	30.00%	33.00000%
120.00	20.00%	15.00%	120.00	20.00%	22.00000%
115.00	15.00%	15.00%	115.00	15.00%	16.50000%
110.00	10.00%	15.00%	110.00	10.00%	11.00000%
105.00	5.00%	15.00%	105.00	5.00%	5.50000%
102.50	2.50%	15.00%	102.50	2.50%	2.75000%
100.00	0.00%	15.00%	100.00	0.00%	0.00000%
97.50	-2.50%	N/A	97.50	-2.50%	0.00000%
95.00	-5.00%	N/A	95.00	-5.00%	0.00000%
90.00	-10.00%	N/A	90.00	-10.00%	0.00000%
85.00	-15.00%	N/A	85.00	-15.00%	0.00000%
84.99	-15.01%	N/A	84.99	-15.01%	-0.01176%
80.00	-20.00%	N/A	80.00	-20.00%	-5.88235%
70.00	-30.00%	N/A	70.00	-30.00%	-17.64705%
60.00	-40.00%	N/A	60.00	-40.00%	-29.41175%
50.00	-50.00%	N/A	50.00	-50.00%	-41.17645%
40.00	-60.00%	N/A	40.00	-60.00%	-52.94115%
30.00	-70.00%	N/A	30.00	-70.00%	-64.70585%
20.00	-80.00%	N/A	20.00	-80.00%	-76.47055%
10.00	-90.00%	N/A	10.00	-90.00%	-88.23525%
0.00	-100.00%	N/A	0.00	-100.00%	-100.00000%

JPMorgan Structured Investments —	PS- 2
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: On the Review Date, the level of the Basket increases from the Starting Basket Level of 100.00 to a closing level of 102.50. The notes are automatically called.

Because the closing level of the Basket on the Review Date is greater than the Starting Basket Level of 100.00, the notes are automatically called and the investor receives a payment on the Call Settlement Date of $1,150.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15.00%) = $1,150.00

Example 2. The notes are not automatically called on the Review Date, and the level of the Basket increases from the Starting Basket Level of 100.00 to an Ending Basket Level of 105.00.

Because the Ending Basket Level of 105.00 is greater than the Starting Basket Level of 100.00 and the Basket Return is 5.00%, the investor receives a payment at maturity of $1,055.00 per $1,000.00 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00% × 1.10) = $1,055.00

Example 3: The notes are not automatically called on the Review Date, and the level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level of 85.00.

Although the Basket Return is negative, because the Ending Basket Level of 85.00 is less than the Starting Basket Level of 100.00 by up to the Buffer Amount of 15.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 4: The notes are not automatically called on the Review Date, and the level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level of 40.00.

Because the Ending Basket Level of 40.00 is less than the Starting Basket Level of 100.00 by more than the Buffer Amount of 15.00% and the Basket Return is -60.00%, the investor receives a payment at maturity of $470.5885 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 15.00%) × 1.17647] = $470.5885

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If the closing level of the Basket is greater than or equal to the Starting Basket Level on the Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus a call premium of 15.00%.

If the notes are not automatically called, the notes will provide the opportunity to earn an uncapped, leveraged return equal to any positive Basket Return multiplied by the Upside Leverage Factor. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the level of the Basket. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — We will pay you your principal back at maturity if the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to 15.00%. If the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, you will lose an amount equal to 1.17647% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 REFERENCE SHARES — The return on the notes is linked to the performance of an equally weighted Basket that consists of 10 Reference Shares as set forth under “The Basket” on page PS-1 of this pricing supplement.
•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if the closing level of the Basket on the Review Date is greater than or equal to the Starting Basket Level, and you will be entitled to a call premium of 15.00%. Even in the case where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m)

JPMorgan Structured Investments —	PS- 4
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares

instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Reference Shares or the equity securities underlying the Fund. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 15.00%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 15.00%, you will lose an amount equal to 1.17647% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE SHARES — The notes are linked to an equally weighted Basket consisting of 10 Reference Shares. Price movements of the Reference Shares may or may not be correlated with each other. At a time when the value of one or more of the Reference Shares increases, the value of the other Reference Shares may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Shares may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Shares. In addition, high correlation of movements in the values of the Reference Shares during periods of negative returns among the Reference Shares could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Shares, such as voting rights or dividend payments. In

JPMorgan Structured Investments —	PS- 5
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 10 Reference Shares

addition, neither the issuers of the Reference Shares nor the issuers that comprise the underlying index of the Fund will have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Shares, including the underlying index constituents of the Fund, and the notes.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the issuers of the Reference Shares, including the issuers that comprise the underlying index of the Fund. We assume no responsibility for the adequacy of the information about the Reference Shares contained in this pricing supplement. You should undertake your own investigation into the Reference Shares and the relevant issuers. We are not responsible for the Reference Share issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	WE MAY ACCELERATE YOUR NOTES IF A CHANGE-IN-LAW EVENT OCCURS — Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the notes or our ability to hedge or perform our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Share issuers (or underlying index constituent issuers in the case of the Fund), including extending loans to, or making equity investments in, the Reference Share issuers (or underlying index constituent issuers in the case of the Fund) or providing advisory services to the Reference Share issuers (or underlying index constituent issuers in the case of the Fund). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share issuers (or underlying index constituent issuers in the case of the Fund), and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Shares that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest

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rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of each Reference Share.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Fund and the Basket

•	THE FUND IS SUBJECT TO RISKS ASSOCIATED WITH THE URANIUM SECTOR — All of the equity securities held by the Fund are issued by companies with business operations in uranium mining, exploration, oil, gas and consumable fuels or a closely related activity (collectively, the “uranium sector”). As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, other financial events, regulatory events, geopolitical conditions and political stability. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. The uranium sector is cyclical and highly dependent on the market price of fuel. The market value of companies in the uranium sector is strongly affected by the levels and volatility of global

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commodity prices, mining policies and production costs in the most important uranium-producing countries, the size and availability of uranium stockpiles, supply and demand, the level of economic activity of the main consuming countries, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances, including developments in mining and production technology. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Companies in the energy sector are affected by changes in energy prices, international and domestic politics, energy conservation, the success of exploration projects, natural disasters or other catastrophes, changes in exchange rates, interest rates, or economic conditions, changes in demand for energy products and services and tax and other government regulatory policies. In the event of sudden disruptions in the supply of uranium, such as those caused by war, natural events or accidents, the price of uranium could become extremely volatile and unpredictable. These factors could affect the uranium sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the securities, which may adversely affect the value of your notes.

•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND — Some of the equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE REFERENCE SHARES — Some of the equity securities held by the Fund and some of the Reference Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities and Reference Shares involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of some of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to some of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE SHARES IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Share for certain events affecting that Reference Share. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Share. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE SHARE UPON THE OCCURRENCE OF A REORGANIZATION EVENT — Following certain corporate events relating to a Reference Share where its issuer is not the surviving entity, a liquidation of a Reference Share issuer or other reorganization events affect a Reference Share issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Share issuer or any cash or any other assets distributed to holders of that Reference Share in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.
•	ADJUSTMENTS TO THE FUND, THE UNDERLYING INDEX OF THE FUND OR ITS CONSTITUENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES. The investment advisor to the Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index of the Fund. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks that constitute the Fund. Any of these actions could adversely affect the price of the Fund

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and, consequently, the value of the notes. The publisher of the underlying index of the Fund is responsible for calculating and maintaining the underlying index. The publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index, and, consequently, the price of the Fund and the value of the notes. The publisher of the underlying index of the Fund may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the price of the Fund and, consequently, the value of the notes.

•	LIMITED TRADING HISTORY — The common stock of Constellation Energy Corporation commenced trading on The Nasdaq Stock Market LLC on January 21, 2022, and therefore has limited historical performance. Accordingly, historical information for that Reference Share is available only since that date. Past performance should not be considered indicative of future performance.

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Public Information

All information contained in this pricing supplement on the Reference Shares and on the Reference Share issuers is derived from publicly available sources, without independent verification. The table below sets forth the Reference Shares included in the Basket by ticker symbol. Each Reference Share (other than the Fund) is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, in the case of the Fund, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Share in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Share issuer can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bloomberg Ticker Symbol	Reference Share		Relevant Exchange	SEC File Number	Closing Price on June 7, 2024
PWR UN	Quanta Services, Inc.	Common stock, par value $0.00001 per share	New York Stock Exchange	001-13831	$269.32
HUBB UN	Hubbell Incorporated	Common stock, par value $0.01 per share	New York Stock Exchange	1-2958	$366.68
ETN UN	Eaton Corporation plc	Ordinary shares, par value $0.01 per share	New York Stock Exchange	000-54863	$314.83
VRT UN	Vertiv Holdings Co	Class A common stock, par value $0.0001 per share	New York Stock Exchange	001-38518	$87.68
SMCI UW	Super Micro Computer, Inc.	Common stock, par value $0.001 per share	Nasdaq Global Select Market	001-33383	$769.11
NEE UN	NextEra Energy, Inc.	Common stock, par value $0.01 per share	New York Stock Exchange	1-8841	$75.39
CEG UW	Constellation Energy Corporation	Common stock, no par value	Nasdaq Stock Market LLC	001-41137	$198.00
CCJ UN	Cameco Corporation	Common shares, no par value	New York Stock Exchange	1-14228	$53.40
FCX UN	Freeport-McMoRan Inc.	Common stock, par value $0.10 per share	New York Stock Exchange	001-11307-01	$49.27
URA UP	Global X Uranium ETF (the “Fund”)		Nasdaq Global Select Market	811-22209	$29.96

According to publicly available filings of the relevant Reference Share issuer with the SEC:

•	Quanta Services, Inc. is a leading provider of comprehensive infrastructure solutions for the electric and gas utility, renewable energy, communications, pipeline and energy industries in the United States, Canada, Australia and select other international markets.
•	Hubbell Incorporated is a manufacturer of electrical and utility solutions, with more than 75 brands used around the world.
•	Eaton Corporation plc makes products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets.
•	Vertiv Holdings Co designs, manufactures and services critical digital infrastructure for data centers, communication networks, and commercial and industrial environments.
•	Super Micro Computer, Inc. is a provider of accelerated compute platforms that are application-optimized high performance and high-efficiency server and storage systems for a variety of markets, including enterprise data centers, cloud computing, artificial intelligence, 5G and edge computing.
•	NextEra Energy, Inc. invests in in electrical utility generation, transmission and distribution facilities in the state of Florida and is a developer, constructer and operator of long-term contracted assets throughout the U.S. and Canada, primarily consisting of clean energy assets, such as renewable generation facilities, and electric transmission facilities.
•	Constellation Energy Corporation is a producer of carbon-free energy and a leading supplier of energy products and services to businesses, homes, community aggregations and public sector customers across the continental United States.
•	Cameco Corporation is a provider of secure and reliable nuclear fuel to a global customer base.
•	Freeport-McMoRan Inc. is an international mining company.
•	The Global X Uranium ETF is an exchange-traded fund of Global X Funds® (the “Global X Trust”), a registered investment company, that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index, which we refer to as the underlying index with respect to the Fund.

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Historical Information Regarding the Basket and the Reference Shares

The following graphs show the historical weekly performance of the Basket as a whole from January 21, 2022 through June 7, 2024, as well as the Reference Shares (other than the common stock of Constellation Energy Corporation) from January 4, 2019 through June 7, 2024, the common stock of Constellation Energy Corporation from January 21, 2022 through June 7, 2024. The graph of the historical Basket performance assumes the closing level of the Basket on January 21, 2022 was 100.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Share, the price of that Reference Share has experienced significant fluctuations. The historical performance of each Reference Share and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Share or the levels of the Basket on the Valuation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to an Equally Weighted Basket of 10 Reference Shares” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Reference Shares, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding

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terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

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